Exhibit 99.1

VIAVID
communications simplified.

INmune Bio, Inc.

First Quarter 2021 Earnings Call

May 5, 2021

C O R P O R A T E P A R T I C I P A N T S

David Moss, Chief Financial Officer, Treasurer & Secretary

Raymond Tesi, MD, Co-Founder, President, Chief Executive Officer, Chief Medical Officer & Chairman

C O N F E R E N C E C A L L P A R T I C I P A N T S

Jonathan Aschoff, ROTH Capital Partners

Mayank Mamtani, B. Riley Securities

Jason McCarthy, Maxim Group

Sung Nam, BTIG

Michael Irwin, Univest Securities

Daniel Carlson, Tailwinds Research

P R E S E N T A T I O N

Operator

Greetings, and welcome to the INmune Bio First Quarter 2021 Earnings Call.

At this time, it is my pleasure to introduce Mr. David Moss, Co-Founder and Chief Financial Officer of INmune Bio. David, the floor is yours.

David Moss

Thank you, Doug, and good afternoon, everyone. We thank you for joining us for the call of INmune Bio's First Quarter 2021 Financial Results. With me on the call is Dr. RJ Tesi, CEO and Co-Founder of INmune Bio, who will provide a business update.

Before we begin, I remind everyone that except for statements of historical facts, the statements made by Management and responses to questions on this conference call are forward-looking statements under the Safe Harbor provisions of the Private Securities litigation Reform Act of 1995. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Please see the forward-looking statements disclaimer on the Company's earnings press release as well as risk factors in the Company's SEC filings, including our most recent quarterly filing with the SEC. There's no assurance of any specific outcome. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made as the facts and circumstances underlying these forward-looking statements may change. Except as required by law, INmune Bio disclaims any obligations to update these forward-looking statements to reflect future information, events or circumstances.

Now with the forward-looking statements behind us, I'd like to turn the call over to Dr. RJ Tesi, Co-Founder and CEO of INmune Bio. RJ?

Raymond Tesi, MD

Thank you, David, and thanks, everyone, for joining the call. I will arrange my remarks to highlight the key takeaways for the first quarter and provide updates on our platform programs before I pass it back to David to discuss our financial results and upcoming milestones, then we will move to Q&A.

As I did last quarter, I will begin today's call with XPro1595, which we are developing for Alzheimer's disease and other CNS indications where neuroinflammation plays an important role.

Recapping our hypothesis, neuroinflammation results in synaptic loss and neurodegeneration, also known as nerve cell loss or death, in patients with Alzheimer's disease. Nerve cells are where the memories are stored. Synapses are the wires that allow the nerve cells to communicate. Cognitive decline can occur when nerve cells die, that is the memories are lost, or with synaptic dysfunction, that is the nerve cells can't communicate with each other.

The combination of synaptic dysfunction and neurodegeneration causes cognitive decline in patients with Alzheimer's disease. We believe that for a drug to be effective in treating Alzheimer's disease, it must fix one or both of these pathologies. Based on data released so far, XPro1595, the drug we are developing for the treatment of Alzheimer's disease, appears to improve both pathologies.

Our Alzheimer's program is all about targeting and controlling neuroinflammation with XPro1595. We believe neuroinflammation is a core pathology of Alzheimer's dementia that must be controlled to treat cognitive decline.

On the 23rd of January, we reported data on nine patients who had completed the full 12-week treatment period with XPro, three in the low-dose group, and six in the high-dose group of 1 milligram per kilogram once a week as a subcutaneous injection. We expanded the data presented from—that we had presented in July of 2020 to provide additional insight into the effects of XPro1595 in these patients with Alzheimer's disease.

I will focus on four highlights of that presentation. We demonstrated a highly significant correlation between measures of white matter free water using MRI, with inflammatory cytokines in the CSF obtained by lumbar puncture. XPro caused both measures to decrease substantially and significantly, suggesting that white matter free water may be a noninvasive measure of neuroinflammation that will spare patients the need for an invasive lumbar puncture to sample CSF, and CSF is cerebral spinal fluid.

The CSF proteome data provides hints to the benefits of controlling neuroinflammation with XPro. Highly significant decreases in neurofilament 1 and Visinin-like protein 1, both biomarkers of neurodegeneration suggests nerve cell death is decreased. Significant increase in synaptic proteins, Contactin-2 and Neurogranin, demonstrate improved synaptic function. We presented an example of CNS remodeling in a patient who, over nine months of weekly XPro treatment, had improvements in impaired fiber density, a novel measure of white matter quality, and improvements in cortical disarray measurements, a novel measure of gray matter quality.

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Although we only showed one patient, this result was not unique. Eight of the nine patients reported in January were stable or showed improved cognition over the three-month period, and the patients who responded with the greatest decrease in neuroinflammation had the greatest improvements in measures of their cognitive performance during those three months. Of note, we presented the scans of white and gray matter quality in a patient in that presentation. This patient was unique because we had the scan, but he had to quit his—or retire from his work because his dementia was progressive. After six months of XPro therapy, he was able to return to work.

We continue to follow these patients who are on the extension study and intend to provide further updates on their progress. I would encourage you to review the KOL webinar from the January 21 presentation. It is available on our website. Also, all of what I've talked about is available on a slide format in our nonconfidential corporate slide deck also found on our website.

We find these results compelling. They clearly demonstrate that the treatment with XPro1595 when given as a once a week subcutaneous injection for at least three months in patients with neuroinflammation with Alzheimer's disease have a decrease in that neuroinflammation. We remain committed to starting a blinded, randomized, placebo-controlled study by the end of the year.

In the meantime, we continue to generate data in our Phase I trial and in the patients who opted to stay on XPro in the extension study. As a reminder, the duration of the Phase I study is three months. The patients can then opt to join an extension study that allows an additional nine months of therapy. We have a handful of patients who have been on XPro for a year.

When we report additional data from the Phase I this summer, we will provide data from new patients in the three-month study, additional biomarker data in all patients, give insight into those who remain—who receive long-term XPro therapy in the extension study and provide details of the Phase II trial design. Needless to say, based on our results to date, we are very excited about the future of this program.

A remarkable attribute of XPro1595 is its ability to control neuroinflammation really cuts across a large range of neurodegenerative and psychiatric diseases where neuroinflammation is a core pathology. What do I mean by that?

If you're developing a drug that targets amyloid, you can really only treat Alzheimer's disease. With XPro1595, we can treat any CNS disease where neuroinflammation plays an important role. That gives us a much bigger operating field. A current example is on the—is to use XPro1595 for the treatment—for treatment-resistant depression. This Phase II trial is supported by a $2.9 million grant from the Small Business Innovation Research administration associated with the NIH, and we will receive that money over the length of the Phase II trial.

The treatment-resistant depression market is substantial. In the U.S., an estimated 7 million patients suffer from TRD. The current treatment paradigm involves a trial-and-error cycling through therapies to find one that works. A patient is labeled treatment resistant once they have failed two regimens. This hit-and-miss approach is frustrating for patients and the clinical team and increases the cost of care. That cost is substantial. It is estimated that the cost of treatment-resistant depression exceeds $64 billion a year to the U.S. health care system. There is a real need for therapeutic advancements.

As with the AD trial, we will use biomarkers of inflammation to confirm that treatment resistance is likely due to neuroinflammation. Once the diagnosis is confirmed, patients are enrolled, treated for six weeks to determine response to XPro therapy.

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The use of biomarkers is not routine in psychiatric drug development. We believe a precision medicine approach will make development of new drugs for depression more efficient and will provide more effective therapies.

We will conduct this trial in collaboration with two of the world's pioneers in the field, Professor Andy Miller, and Associate Professor Jen Felger, both of Emory University. The six-week trial will be a double-blind, placebo-controlled study of XPro versus placebo, 45 patients per arm.

Biomarkers of inflammation will be measured at baseline two and six weeks. The primary endpoint is improved functional connectivity measured by MRI and reduction in biomarkers of inflammation. Secondary endpoints include clinical measures of motivation, which is the most sensitive measure of—in patients with treatment-resistant depression. We are on track to begin this trial later this year.

Quellor is the name of the drug we used to treat patients in our COVID-19 program that targets cytokine storm in patients hospitalized with respiratory compromise due to COVID-19. The double-blind, randomized, placebo-controlled trial is designed to enroll 366 high-risk COVID-19 patients in two equal-sized cohorts. One cohort is a placebo plus standard of care, while the other is Quellor plus standard of care. The primary endpoint is the need for mechanical ventilation or death during the 28 days following enrollment in the study.

The secondary endpoints include transfer to the ICU, new onset of neurologic, cardiovascular, thromboembolic or renal disease. This summer, the Data and Safety Monitoring Board will give us a go, no-go decision after evaluating the data in the first group of patients. If a go is given, the trial will proceed and ultimately, 366 patients will be enrolled.

INKmune is our NK cell priming platform. As you know, NK cells are part of the innate immune system that play a crucial and increasingly important role in cancer outcomes. They have the ability to target both active disease and particularly target residual disease, which is the cause of cancer relapse. In fact, T cells are not—play very little, if any, role in clearing residual disease that is the target is the cause of relapse in patients with cancer.

This has been a frustrating trial to get off the ground because of the many months of COVID-related delays across the U.K., but we are screening patients for treatment in the Phase I trial of INKmune patients with high-risk myelodysplastic syndrome or high-risk MDS. High-risk MDS is a serious hemopoetic stem cell disorder in which patients have functionally effective NK cells, and this allows their blast—or their marrow to be overtaken with blast, which prevents—which causes progression of the disease and ultimately decreases survival.

Approximately 1/3 of the MDS cases progress to AML. Current treatments include chemotherapy and bone marrow or stem cell transplantation, but these patients are old. They're elderly. They just—many of them are not candidates for chemotherapy or aggressive transplantation strategies. Immunotherapy makes sense.

In this trial, we hope to show that by delivering a therapy that primes NK cells, that therapy is INKmune, the patient's own NK cells, and I emphasize their own NK cells can be reprogrammed to kill the tumor. This open-label study will enroll nine patients in the dose escalation strategy. All of these patients will have MDS with excess blasts.

The primary endpoint is safety and tolerability of INKmune when administered IV. Secondary endpoints include the change in the number and percentage of blasts, overall response rate which is really hematologic measures in these patients and also using the WHO criteria and the duration of that response. We have the opportunity to expand the trial. It's really easily moved into a Phase II, if the results are attractive.

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We recently put a short five-minute video up on our website that does a really wonderful job of explaining why NK cells fail to clear cancer and how the cellular and molecular interactions by INKmune with the patient's own NK cells activate them to kill resistant tumors. To put this another way, the patient—most patients have plenty of NK cells. Those NK cells have all the, as I like to say, guns and knives and missiles to kill cancer, but they need to be primed. They need to trigger to get them going after that cancer. INKmune provides that trigger. As I said, the video can be found on our website, and we hope you take a look at it.

Finally, as we indicated last quarter, and there's been no change, INB03, our promising oncology program has been delayed due to COVID-19. We hope to initiate a Phase II trial in MUC4-positive cancer once the pandemic is better controlled. Although this program is clinically dormant, laboratory research on the combination of INB03 with tyrosine kinase inhibitors in MUC4 expressing tumors continue.

Similarly, we have not initiated a Phase II trial in NASH, and this will not occur until the pandemic has been completely controlled. We hope to have more clarity on these programs once the future of the pandemic is better understood.

I will now turn the floor back to David Moss, our CFO, to discuss the financial results and upcoming announcements.

David Moss

Thank you, RJ. I'll provide a brief overview of our financial results and upcoming milestones.

Net loss attributable to common stockholders for the quarter ended March 31, 2021 was approximately $4.6 million compared to approximately $2.0 million for the comparable period in 2020.

Research and development expenses totaled approximately $2.5 million for the quarter ended March 31, 2021 compared with approximately $800,000 for the comparable period in 2020. The primary reason for the increase in expense was an increase in R&D activities related to our clinical programs and costs associated with manufacturing additional drug supply.

General and administrative expenses was approximately $2.1 million for the quarter ended March 31, 2021, compared to $1.3 million for the comparable period in 2020.

At March 31, 2021, the Company had cash and cash equivalents of approximately $45.3 million with no debt. The cash includes net proceeds of approximately $28.4 million that we raised through our ATM facility during the three months ending March 31, 2021.

As of May 5, 2021, the Company had approximately 14.9 million shares of common stock outstanding.

Now I'd like to move on and list our upcoming milestones and catalysts. As RJ had pointed out earlier, this summer, we'll provide a go, no-go decision by the Data and Safety Monitoring Board following the first group of patients treated regarding the continuation of our Quellor trial for the treatment of pulmonary complications from COVID-19.

Towards the end of this year, we plan to initiate our Phase II Alzheimer's disease program with XPro1595 in patients with neuroinflammation. We'll provide more clarity on the design of this program, including the estimated cost and time line of the Phase II trial, as we get closer to this milestone. Also towards the end of the year, we plan to initiate a Phase II trial of XPro1595 in patients with treatment-resistant depression that is partially funded by a $2.9 million NIH grant that we should receive over the length of the Phase II trial. Furthermore, as RJ mentioned earlier, we are currently screening patients for INKmune study in high-risk MDS and will report further information as this trial moves forward.

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In addition, assuming the clinical landscape has not changed, we are planning trials in our other programs once the COVID-19 pandemic has been controlled and our trial sites give us a go ahead. These include LIVNate Phase II for the treatment of NASH, (inaudible) Phase II for the treatment of MUC4-resistant metastatic HER2-positive breast cancer.

In summary, notwithstanding the pandemic, we believe we're making very good progress, particularly in our neuroinflammatory franchise, following the compelling expanded Alzheimer's disease data that we reported in January.

At this point, I'd like to thank you very much for your time and attention. I'd like to turn it back to the Operator, Doug, to poll for questions. Doug?

Operator

Our first question comes from the line of Jonathan Aschoff with ROTH Capital Partners. Please proceed with your question.

Jonathan Aschoff

Thank you. RJ, can you tell us what biomarker data we can expect to see in the final Phase I Alzheimer's data release, and if the FDA favors any specific markers?

Raymond Tesi, MD

Okay. Thank you, Jonathan. Remember, the purpose of that trial is to—is really twofold. One is to help us define which biomarkers to use for patient selection in our Phase II trial. Two, to really use, shall we say, indirect measures or provide indirect evidence of the biology of improvements in the brain. When I talk about biomarkers, I'm talking about things like white matter free water, apparent fiber density, looking at CRP in the blood, those are biomarkers of inflammation and of improvement of cortical tissue.

The FDA, quite frankly, doesn't yet care about these. They have made it abundantly clear that the only approvable endpoints for Alzheimer's disease relate to improvements in cognition using some choice of a panel of analytics that are well established in the literature. To be blunt, the FDA doesn't care what biomarkers we want to use. They're going to be looking at those cognitive endpoints, which will be part of the endpoints in the Phase II trial.

Our biomarkers help us pick the patients, pick the dose, pick the duration, design the study to hopefully prevent us from having a study that's not conclusive. I just use this, think about a biomarker that is used for oncology. The biomarker can either be used to help with the drug development, patient selection, et cetera, or be used as a validated surrogate biomarker for efficacy. Progression-free survival is a great example of a validated surrogate endpoint, although it doesn't predict overall survival, the FDA accepts it.

To my knowledge, there are no validated surrogate endpoints in Alzheimer's disease. For our Phase II and beyond trials, we will always use cognition as an important endpoint because at the end of the day, as it stands now, that's the only thing you can get approved for with the FDA in Alzheimer's. Does that answer your question, Jonathan?

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Jonathan Aschoff

Absolutely. Thank you very much, RJ. That's all that I had.

Operator

Our next question comes from the line of Mayank Mamtani with B. Riley Securities. Please proceed with your question.

Mayank Mamtani

Hi. Good afternoon. Thanks for taking my question. Congrats on the progress. Just following up on the previous question on the upcoming extra data disclosure. RJ, could you clarify how many patients you may have on the low and high dose? Also on the free water update, that biomarker, would you have more patients that you could report more data on that? Then I have a follow-up on the Phase II study design.

Raymond Tesi, MD

Yes. Thank you, Mayank. We anticipate having 17 minimum, maybe as many as 18 or 20—excuse me, 24 in—for that data analysis. But what's important, we really have two categories of data, and I'm glad you gave me the chance to talk about this. Remember, I stated that the primary trial goes three months. We'll have white matter free water on all of those patients. We'll also have some of our more interesting biomarkers, like apparent fiber density and cortical disarray measures on those patients. But as the patients get rolled over into the extension trial, they still get biomarkers, not CSF, but they get bloods and MRI scans at 6, 9 and 12 months.

Not the full cohort, but many of the patients that have reached 6, 9 or 12 months, we will have scans on those as well as cognitive testing and as well as safety laboratories and all of that. We will be able to expand the amount of information that we are able to give, not only expand the number of patients, but we'd be able to expand the length of the therapy.

One of the things I really want to reemphasize is that at three months, all the patients had CSF proteome drawn. The CSF proteome is this incredible warehouse of information. There are something like 37,000 proteins. We've only reported a small number of those. We continue to mine that data. Quite frankly, it's pretty interesting stuff.

But the bottom line is from the perspective of you as the investor, we will be talking about more patients, we will be talking about patients who have been followed for up to a year. That set of data will be—we will put into the sausage maker, so to speak. One of the primary tasks that we will do in the August release will be to give you very clear guidance on what the Phase II looks like, who the patients are going to be, what the duration, what the dose, et cetera, because we will be starting it soon after that. As you know, the Phase II blinded, placebo-controlled trial is really what makes or breaks this program.

Mayank Mamtani

Right. That was very helpful. Then on the Phase II design, RJ, are there any biomarkers here that be it MRI, be it blood, any that you feel could have prognostic value where you could have an enrichment strategy for maybe identifying the early responders and maybe following that through in your longer-term study? I'm just curious since you are seeing some movement in these biomarkers at a very short time period.

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Raymond Tesi, MD

Great question. As you know, when—we designed the trial really to focus on neuroinflammation. We selected patients who had either an elevated CRP, elevated sed rate, elevated hemoglobin A1c or were APOE4 positive. Based on our analytics to date, we—to the credit of CJ Barnum, who's the Head of our Neuroscience Program, I think we got it right. We did a good job selecting those patients, right, because those patients all had neuroinflammation by both CSF cytokines, which is what you're used to seeing and by the white matter free water.

We're pretty comfortable with our patient selection. We have some of the—we are very intrigued with some biomarkers that may show evidence of early response. We'll be talking more about that in August. We're not yet ready to go public, but I will say unequivocally that our biomarker strategy is paying dividends. Some of that is you just get lucky. When you're doing something novel like this, you have to make some informed guesses. Our informed guesses are turning out to be pretty good, and we will provide all that data going forward. But just think about—just think as white matter free water as being a little bit of a tip of an iceberg here because there's a lot—there'll be more interesting stuff coming behind. I hate to leave you hanging, but you're going to have to wait till August, right? Yes.

Mayank Mamtani

Great. Just my final question was on—if anything like this, any insight on the biomarker work you may also do in TRD and if there's any read-through from the work you've done in Alzheimer's already?

Raymond Tesi, MD

Yes. Good question. The biomarker we're using is a functional MRI scan that's very specific for treatment-resistant depression. This is work out of by Miller and Felger from the University—from Emory University. We will be using all of our other tricks that we've been deploying in the Alzheimer's trials in these patients. Remember, I said during the discussion, one of the beauties of XPro is we target neuroinflammation. Neuroinflammation cuts across a lot of different diseases in the CNS space, both neurodegenerative disease and psychiatric diseases.

The things we learn in Alzheimer's, we can apply to treatment-resistant depression. The things we learn in treatment-resistant depression and Alzheimer's, we can apply to the next disease. The things we apply and learn in the first three diseases, we can apply to the fourth disease. There are no one-offs here. This is what is pretty exciting. I gave the example of targeting amyloid with an anti-amyloid drug.

Once you get back—get done with Alzheimer's disease, you have nothing to do with that drug. Now that's a good place to be if you have an effective drug. But in our case, we will not only be, we think, very effective for each individual disease, but the fact is we can play this card over and over again across—I can give you a long list of diseases, but just go look at our website, look at the publications, and you can make a list of 10 or 12 different diseases that we'll be attacking with this single drug.

Mayank Mamtani

Great. Looking forward to updates. Thank you, RJ.

Operator

Our next question comes from the line of Jason McCarthy with Maxim Group. Please proceed with your question.

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Jason McCarthy

Hey guys. Thanks for taking the questions. Just building a little bit more on the Alzheimer's disease. Given all the activity you've seen in the last, I don't know, 12 months or so around inflammatory biomarkers and use of biomarkers to advance to later stage trials, is the next Phase II program going to have, call it, 30 to 50 patients, maybe a little bit more with a three-month biomarker endpoint that you could look at and say, I have a drug here. We'll continue on with the cognition stuff out to 12 months, maybe 6, 9 and 12 months, but we can start designing a Phase III around what we're seeing here. We did see it once before this year. We're wondering if that's something that you're thinking about or how you're thinking about it?

Raymond Tesi, MD

Jason, nothing like putting me on the spot here, I love it. I think you're barking up the right tree here. Basically, we believe the biomarkers will allow us to make sure we're headed in the right direction. I think it's a little bit early to say that we’ll—because we see what's happening at three months, we know what's going to be happening in 12 months. At least, I don't think we can do that with the small number of patients we have. When we have more patients under our belt, I think we will be able to make that conclusion. There is a precedent in Alzheimer's disease for three-month data not being consistent with a little bit longer term data, but that's in one category of drugs.

The bottom line is you're exactly correct. You've heard me say this before, we are working very hard to avoid having to do an 18-month trial. We think an 18-month trial might be relevant in amyloid—anti-amyloid strategies. It might be relevant in anti-tau strategy. But we think the reason it's relevant there is because you are taking an indirect approach to actually treating the disease. If you take a more direct approach, which we believe XPro is targeting neuroinflammation, we don't believe you need to wait that long. I predict, although I'm not yet ready to give an exact number, but I predict that we will—our Phase 2 will be significantly shorter than 18 months and will provide us with all the quality data we need.

Now, our goal is a little different than what you articulated. You articulated that we want to take a look at three months to know if we have a drug. Our goal is after the end of the Phase II to have enough insight that when we pick the patient enrollment criteria for the Phase III, we basically know we picked the group of patients where we're going to ring the bell, right? In fact, so far, we know that we have—like I said earlier, we did—the very simple biomarkers we chose for enrollment criteria did a very good job of enriching for patients with neuroinflammation. Now we have more tools to work with. We're going to get even better.

Jason McCarthy

Got it. On the treatment-resistant depression side, is the program going to have measures of depression along matter scores, pick your flavor or number of matter score? That's one question. In terms of prioritizing mental health-related diseases like TRD, how do you look at it through the lens of what's coming down the road with all of the psychedelic-based companies piling into treatment-resistant depression because it's happening now, and there's going to be a lot more NASDAQ listings in the next 6 to 12 months, and it's going to be right in the window of when you start this trial. Is that something that you're considering as well?

Raymond Tesi, MD

That's a good question. Yes, we are definitely measuring all the other measures of depression. The anhedonia or motivation, I called it motivation in the text, is really the primary clinical endpoint we use. That turns out to be a very difficult treatment and a very common symptom in patients with treatment-resistant depression. The psychedelics is an interesting question. The question is, is this a bubble? One of those—the new shiny ball on Wall Street or is what is the there, there? I think time will tell. I think the use of psychedelic—I'm a child of the '60s, man, I remember a different use of psychedelics, but I think it's fascinating how they're being repurposed to treat these difficult diseases.

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I think time will tell. I'm very confident—we have—the site that is doing the TRD study. We have it at Emory and at UAB. These are investigators who are very interested in the role of TNF in this disease. I am confident that we'll be able to enroll this small number of patients. If we reach the point that we need to do a 500 patient trial after this, then competition with this—with drug development and the psychedelics may be problematic. But for now, I think that I continue to watch this with interest like you do.

Jason McCarthy

That's right. My point was not—like you said, shiny ball on Wall Street, that was my point. Not competing against them, but more of—do you become more TRD-facing in terms of prioritizing it as a public company because of what happens sometimes with these shiny balls on Wall Street like NASH, we saw probably—you know all the story. That was my question also.

Raymond Tesi, MD

Yes. We've been pretty clear about our strategies. We have followed the science more than we’ve followed the investor interest. I think the COVID-19 is the exception there. We followed what we felt was the right thing to do as a company in the space during the dark days of March 2020. You remember that when New York was just about to fall off the map with COVID-19. But for the most part, we pretty much follow the science, and we follow who gives us money. Why are we in Alzheimer's disease? Because the Alzheimer's Association gave us $1 million. Why are we in the TRD? Because the NIH gave us almost $3 million.

I don't know, are we—we're opportunists but we also have a drug that we can play in various spaces. Even if you gave us money, we're not going to go there unless the science is sound. Our science is sound.

Jason McCarthy

Got it. Thank you, RJ.

Operator

Our next question comes from the line of Thomas Shrader with BTIG. Please proceed with your question.

Sung Nam

Hey, guys. This is Sung Nam calling in for Tom. First of all, thank you for the update and taking my question. Building off the biomarker for the XPro1595 for your ongoing Phase (inaudible) I one trial for Alzheimer, I was wondering if we should expect any additional imaging biomarker data beyond the white matter free water for the future readouts?

Raymond Tesi, MD

Definitely. We are very excited about these. We've been working with two vendors, Imeka and Oxford Brain Diagnostics. Imeka is our white matter analytics group and Oxford Brain Diagnostics is our gray matter group. We will definitely have data on more patients and white matter free water on more patients. Increased breadth, but increased depth in the white matter, in particular, because there are biomarkers that we only hinted at previously, for instance, apparent fiber density, which turned out to be quite interesting. But I will say that we need to do some more work, and we're working closely with Imeka all the time on this, and you will hear more about it.

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But I think the bottom line is that CNS drug development is changing. With these new tools that we have on our fingertips, we're going to do—we, meaning the biotech community, is going to do a better job of developing drugs in the CNS space. I think we, INmune Bio, have been leaders in this. I think we're ahead of everyone, and we hope to convince you of that every time we get to talk to you and present new data.

Sung Nam

It’s exciting. Thank you

Operator

Our next question comes from the line of Michael Irwin with Univest Securities. Please proceed with your question.

Michael Irwin

Hi. There's recently been some (inaudible) is that APOE4 gene has some link to Alzheimer's with brain inflammation, causing damages, synapsis and can also be used for early detection. Is it the gene of interest for research and development for XPro1595 moving forward?

Raymond Tesi, MD

Yes. At this point, we used APOE4, which is a gene, for one of our inclusion criteria. Interestingly, in the United States, a lot of people know what their APOE4 status is. As you know, it is enriched in patients with Alzheimer's disease. I don't think we are yet convinced of other gene approaches at this point. But I would say that we are—always have an open mind. Obviously, the beauty of genetic markers is they're relatively easy to get. At this point, we do not have plans beyond APOE4. But as the data changes, not only what's available to us, but our own data changes, that may change.

Michael Irwin

Okay. Also there has been some research around a candidate drug sargramostim for the resurfacing for Alzheimer's drugs to create more white blood cells for fighting diseases, and they have actually shown some promising data in a (inaudible) trial. What is your opinion on the—this approach in white blood cells and (inaudible) drug?

Raymond Tesi, MD

If I understand your question, there are attempts to improve white—basically white blood cell or macrophage function as a way to treat Alzheimer's disease. I'm not going to comment on those, but I will say, unequivocally, we agree with the hypothesis that part of the problem with at least Alzheimer's is that microglial dysfunction, which—and microglial cells are a branch of the white blood cell family—is the cause of the disease because they lose their ability to phagocytize debris, particularly amyloid debris. The principle is correct.

We believe that improving phagocytic function will help clean out the garbage of the brain. If you clean out the garbage of the brain, you're going to have a better effect on your ability to treat diseases. What I think is interesting, and Jason mentioned it a little bit is, how suddenly you're seeing a lot of new therapeutic strategies come out of the woodwork since—in the last year or two. Four or five years ago, we were a lonely voice in the Alzheimer's space besides really, for all practical purposes, Biogen. That has changed.

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I think it reflects the increased optimism by the biopharma and investor community that we may have a chance with Alzheimer's, particularly if the FDA green lights aducanumab from Biogen this June. We're excited. At this point, we're like anybody who wants to come join the party, that's fine. But this is a hard disease. It's a hard disease to crack. But we're going to do it.

Operator

Our next question comes from the line of Daniel Carlson with Tailwinds Research. Please proceed with your question.

Daniel Carlson

Hey, guys. RJ, a question for you about neuroinflammation as it relates to on COVID. I'm wondering if you guys are going to be doing anything in this anytime soon?

Raymond Tesi, MD

Well, as you know, we're careful about talking about our strategic plans until we're really ready to talk about them. But we have been following the long COVID story very carefully. Obviously, it's a—appears to be a very big problem. It appears to be a problem without a lot of hypotheses of what is causing it. Obviously, we think neuroinflammation plays an important role. Although I have to say the data are thin. The symptoms look like neuroinflammation, but the clinical correlation has been thin to date. We are very closely following the space, Dan. Given once we get, one, enough data and ideally, two, the government, the NIH steps up with some funding streams, this is obviously an option for XPro, if we can be convinced and others, including the NIH, who would do the funding, that neuroinflammation plays an important role.

Daniel Carlson

Got you. Then if I could just ask one other question. Since it looks like if you're successful, you'll be treating Alzheimer's patients for a very long time, I'm just wondering if you have any additional long-term safety data as XPro continued to be safe for your patients who are on it for 12, 18 months? Then also along those lines, are you looking at any other delivery methodologies besides injection?

Raymond Tesi, MD

Yes, yes to both. As I said, we have a handful of patients out to 12 months. They remain on the drug—have remained on the drug for 12 months, and that's as much data as we've had so far. I can tell you that no one has stopped the drug after three months because of safety issues. Just think of the current TNF inhibitors. Remember, this is a better TNF inhibitor. The current TNF inhibitors, people are on those for many, many years. We have always felt that the risk of this drug development program failing because of safety was going to be low compared to some other types of drugs that you might treat.

Other delivery strategies are pretty interesting ideas; we do, although we break that into two areas. Obviously, there's delivery strategies to allow us to go after different diseases that becomes, shall we say, a technique to expand the usefulness of the drug. The other one is to determine whether—to decide—make it easier to give to patients.

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Quite honestly, patients have been pretty comfortable with a once a week subcu injection. It's not like you're a diabetic where you're having to give yourself five injections a day or two injections a day. This is once a week with a 26-gauge needle. Our hope is that it will be a—one of these self-injectors that people use like an EpiPen that is very well tolerated. I have to say, those—we talk about that, but our main focus currently is to make sure we get the Phase II trial design right. Because if the Phase II trial design doesn't do what we expect it to do, we could have all the formulations and delivery systems we want, but they're not going to be very useful.

Daniel Carlson

I'm looking forward to seeing that design and the other Phase I results. Thank you.

Operator

There are no further questions in the queue. I'd like to hand the call back to Dr. Tesi for closing remarks.

Raymond Tesi, MD

Well, thank you, all, for quite a long call. This was almost 90 minutes, and I appreciate you allowing me to stand on my soapbox, but part of that is because I think we are very excited about the XPro program in Alzheimer's disease. I think you can sense that from the way we present the data. I think you should be able to sense an increasing confidence in our program as we go forward. A lot of that is due to the credit of the team led by CJ Barnum. Likewise, the COVID and INKmune programs are coming along. We believe our future is bright. We thank you for your interest, and I can't wait until we get to see you all face-to-face again. Thank you very much.

Operator

Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time, and have a wonderful day.

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